UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2014 (February 14, 2014)

EVER-GLORY INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in charter)

Florida	000-28806	65-0420146
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Ever-Glory Commercial Center,
509 Chengxin Road, Jiangning Development Zone,
Nanjing, Jiangsu Province,
Peoples Republic of China
 (Address of Principal Executive Offices) (Zip code)

(8625) 5209-6889
 (Registrant’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 14, 2014, Ever-Glory International Group, Inc. (the "Company") (NYSE MKT: EVK), received a warning letter from the NYSE Regulation, Inc. (the “Exchange”) as a result of the Company’s failure to (i) obtain shareholder approval for issuance of 75,485 shares of the Company’s common stock as compensation to five non-employee directors (the “Compensation Shares”) and (ii) timely file an application with the Exchange for listing of and obtain Exchange’s approval for the listing of these Compensation Shares.  The Exchange has accordingly determined that the Company violated Section 301 and 711 of the Company Guide and issued the warning letter.

To rectify the violations, the Company will adopt an equity compensation plan to cover these Compensation Shares and intends to obtain the shareholder approval of the equity compensation plan at its annual meeting to be held in the first half of 2014.  In addition, the Company will hold off issuance of any further equity compensation until the plan is approved by the shareholders.  The Company has entered into lockup agreements with the non-employee directors pursuant to which they agreed not to sell, transfer or otherwise transfer the shares they received until a shareholder approval of the plan or separate shareholder ratification for issuance of the Compensation Shares is obtained. The Company will also file the required application for listing the Compensation Shares.  In the event the plan is not approved by the shareholders and the Compensation Shares are not ratified by shareholders, the Company will rescind these Compensation Shares.

The Company issued a press release on February 21, 2014 disclosing receipt of the warning letter, a copy of which is filed as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 21, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVER-GLORY INTERNATIONAL GROUP, INC.

Date: February 21, 2014	By:	/s/ Edward Yihua Kang
Edward Yihua Kang
Chief Executive Officer

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